Exhibit 99.1

R1 RCM Appoints Richard Evans as Interim CFO

Follows Resignation of Christopher Ricaurte

Raises 2019 Adjusted EBITDA Outlook

CHICAGO, September 24, 2019 – R1 RCM Inc. (NASDAQ:RCM), a leader in technology-enabled revenue cycle management (RCM) services to healthcare providers, today announced that its Board of Directors has appointed Richard B. Evans, Jr., Corporate Controller and Chief Accounting Officer, as interim Chief Financial Officer, effective immediately. Mr. Evans’ appointment follows the resignation of Christopher Ricaurte, Chief Financial Officer and Treasurer, effective immediately. Mr. Ricaurte’s resignation is for personal reasons and is in no way related to R1’s business performance, financial reporting, or controls, where the Company has built a best-in-class finance function. The Company will conduct a search process to identify a permanent CFO.

“Rick brings significant finance, accounting and audit expertise. With his deep background and a strong knowledge of our business, we are confident that he will effectively lead our finance function during this interim period as we conduct a thorough search process to identify a permanent CFO. As Rick enters his new role, he will be supported by a deep and talented finance team to help build on the momentum underway throughout our business,” said Joe Flanagan, President and CEO of R1. “I would also like to thank Chris for his contributions as CFO over the last three years, where he has leveraged his operating financial expertise to establish a strong foundation to drive R1’s continued growth.”

Mr. Evans joined R1 as Senior Vice President, Corporate Controller and Principal Accounting Officer in January 2015. From July 2001 until September 2014, he was an audit partner at KPMG LLP with responsibility for financial statement and internal control audits. Mr. Evans joined KPMG in 1990 and advanced through multiple management roles during his twenty-four years with the firm.

2019 Outlook

The Company is raising its full year 2019 GAAP operating income guidance to $55 million to $70 million and adjusted EBITDA guidance to $165 million to $170 million. R1 expects 2019 revenue of between $1,175 million and $1,200 million.

“We are pleased to increase our adjusted EBITDA guidance for 2019 given continued strong operational execution. We continue to be encouraged by the progression of our sales pipeline and look forward to providing an update on our growth, outlook and financial performance, as well as the contribution from the ongoing Digital Transformation effort, on the upcoming third quarter earnings call,” added Mr. Flanagan.

Forward-Looking Statements

This press release includes information that may constitute “forward-looking statements,” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future, not past, events and often address our expected future growth, plans and performance or forecasts. Our actual results and outcomes could differ materially from those included in these forward-looking statements as a result of various factors Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to the factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018 and any other periodic reports that the Company files with the Securities and Exchange Commission.

Non-GAAP Financial Measures

In order to provide a more comprehensive understanding of the information used by R1’s management team in financial and operational decision making, the Company supplements its GAAP consolidated financial statements with certain non-GAAP financial performance measures, including adjusted EBITDA. Adjusted EBITDA is defined as GAAP net income before net interest income/expense, income tax provision, depreciation and amortization expense, share-based compensation expense, expense arising from debt extinguishment, strategic initiatives costs, transitioned employee restructuring expense, digital transformation office expenses, facility exit costs, and certain other items.

Our board of directors and management team use adjusted EBITDA as (i) one of the primary methods for planning and forecasting overall expectations and for evaluating actual results against such expectations and (ii) a performance evaluation metric in determining achievement of certain executive incentive compensation programs, as well as for incentive compensation programs for employees.

Table 1 presents a reconciliation of GAAP operating income guidance to non-GAAP adjusted EBITDA guidance. Adjusted EBITDA should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP.

About R1 RCM

R1 RCM is a leading provider of technology-enabled RCM services which transform and solve revenue cycle performance challenges across hospitals, health systems and group physician practices. R1’s proven and scalable operating models seamlessly complement a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience. To learn more, visit: r1rcm.com.

Contact:

R1 RCM Inc.

Investor Relations:

Atif Rahim

312-324-5476

investorrelations@r1rcm.com

Media Relations:

Gary Johnson

678-643-9801

media@r1rcm.com

Table 1

R1 RCM Inc.

Reconciliation of GAAP Operating Income Guidance to non-GAAP

Adjusted EBITDA Guidance

(In millions)

	2019	2020
GAAP Operating Income Guidance	$55 - 70	$140-170
Plus:
Depreciation and amortization expense	$50-60	$50-60
Share-based compensation expense	$15-20	$15-20
Strategic initiatives, DTO, severance and other costs	$30-35	$5-10

Adjusted EBITDA Guidance	$165-170	$235-260

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